UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2009

Toreador Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-02517	75-0991164
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

c/o Toreador Holding SAS
9 rue Scribe
Paris, France		75009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  33 1 47 03 34 24

13760 Noel Road, Suite 1100

Dallas, Texas 75240

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Bernard Polge de Combret to Board of Directors

On September 15, 2009, the Board of Directors (the “Board”) of Toreador Resources Corporation (the “Company”) appointed Bernard Polge de Combret to serve as an additional member of the Board, effective as of September 15, 2009.  Mr. de Combret is expected to be appointed to the Board’s Audit Committee and Compensation Committee.

Bernard Polge de Combret, (66) a French citizen, is the former Deputy Chairman of the Executive Committee of Total.  Mr. de Combret is currently non-executive Chairman of Coastal Energy Company and a non-executive director of Petrofac Ltd and Winstar Resources Ltd. He is also a member of the International Advisory Board of Banco Santander.  Mr. de Combret spent 23 years from 1979 to 2002 (until he retired) with Elf and then Total, where he held several executive positions, including but not limited to, Chief Executive for Refining/Marketing, Chief Executive for Gas, Power and New Energy and Chief Executive for Trading and Transportation.  Mr. de Combret has also served as a member of the Board of Directors for various public companies including, among others, CEPSA, Intercontinental Exchange (ICE), Banco Central Hispano, Maurel & Prom and for subsidiaries of public companies (Atochem, Axa Re, Renault VI).  Prior to joining the oil industry, Mr. de Combret has been a high civil servant in France, holding senior positions in the Ministry of Finance and in the Ministry of Foreign Affairs.  Mr. de Combret is graduated from Ecole Polytechnique and Ecole Nationale d’Administration (ENA).

Appointment of Marc Sengès as Chief Financial Officer

On September 15, 2009, the Company entered into an employment agreement with Marc Sengès, the Company’s Chief Financial Officer.  A copy of the employment agreement (the “Agreement”) is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The description of the Agreement contained herein is qualified in its entirety by reference to the Agreement.  The Agreement has been reviewed and approved by the Compensation Committee and the full Board of Directors of the Company.

Pursuant to the Agreement, Mr. Sengès serves as the Chief Financial Officer of the Company.  The initial term of the Agreement will expire on September 15, 2011, but will automatically be extended for additional one-year terms unless either the Company or Mr. Sengès provides written notice of a desire not to renew the Agreement at least ninety days’ prior to its expiration.

Under the Agreement, Mr. Sengès is eligible for the following:  (i) a base salary of at least €204,500 per year, (ii) an annual performance-based bonus with a target amount of 75% of base salary, (iii) participation in all health insurance and retirement programs maintained by the Company in which senior executives are entitled to participate, and (iv) reimbursement for reasonable business and travel expenses.  The Agreement also provides for the grant of an annual long-term incentive award payable in shares of the Company’s common stock.  For 2009, Mr. Sengès’s long-term incentive award will be equal to €306,750 divided by the closing price of the

Company’s common stock on September 15, 2009, or 60,000 shares.  For each fiscal year after 2009, the size of the long-term incentive award will depend on the extent to which certain performance objectives are achieved.  Each long-term incentive award granted under the Agreement will vest in three equal installments on the first, second, and third anniversaries of the date the award is granted.

If Mr. Sengès’ employment is terminated due to his death or disability, he will be entitled to the following:  (i) accrued but unpaid base salary and expense reimbursements (“accrued obligations”), (ii) any earned but unpaid annual bonus, (iii) a pro rata portion of his annual bonus for the year in which termination occurs (provided Mr. Sengès’ has worked for at least six months in the fiscal year to which the bonus relates), and (iv) pro rata vesting of any unvested shares of common stock held by Mr. Sengès.  If Mr. Sengès dies or becomes disabled while traveling on official Company business, in lieu of the foregoing benefits, he (or his estate) will be entitled to the severance benefits payable upon a termination without cause or resignation for good reason, discussed below.

In the event Mr. Sengès is terminated by the Company without cause (as defined in the Agreement) or he resigns for Good Reason (as defined in the Agreement), he will be entitled to the same payments and benefits to which he is entitled upon termination due to death or disability, except that he will receive a pro rata portion of his annual bonus regardless of how long he has worked during the year in which termination occurs.

Finally, in the event Mr. Sengès’ employment is terminated as a result of the term of his employment not being extended by him, he will be entitled to accrued obligations and any earned but unpaid annual bonus.  If the Company elects not to renew the term of Mr. Sengès’ employment, or if he is terminated without cause or for good reason within the year following a change of control of the Company (as defined in the Agreement), he will be entitled to the same payments and benefits to which he is entitled upon termination due to death or disability, plus continuation of base salary for twenty-four months following termination (the base salary portion of the severance payment will be paid in a lump sum in the event that Mr. Sengès undergoes a qualifying termination of employment following a change of control).

The Agreement subjects Mr. Sengès to standard prohibitions against disclosure of confidential information, as well as non-competition and non-solicitation covenants during the term of his employment and for one year thereafter.

Item 9.01.  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Toreador Resources Corporation and Marc Sengès dated September 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date: September 15, 2009	By:	/s/ Craig M. McKenzie

Craig McKenzie, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between Toreador Resources Corporation and Marc Sengès dated September 15, 2009